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                                                                   EXHIBIT 10.10




                                 TBC CORPORATION







                         1996 AMENDMENT AND RESTATEMENT
                                     OF THE
                                 TBC CORPORATION
                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

                       (As Amended through August 1, 1997)






















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SECTION 1 - GENERAL

     1.1 Purpose and Effective Date. The TBC CORPORATION EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN (the "Plan") previously was established by TBC Corporation ("TBC"), a Delaware corporation. The following provisions constitute an amendment and restatement of the Plan, effective July 25, 1996, and applies only to Participants who terminate employment with TBC on or after July 25, 1996. The term "Retirement Plan", as it is used in the Plan, means the Retirement Plan for Employees of TBC Corporation, as amended and restated, effective November 1, 1989, and as it may be amended from time to time. The Plan is intended to be unfunded and to provide supplemental pension benefits ("Supplemental Benefits") to certain highly paid individuals whose pension benefits payable under the "Retirement Plan" are limited in amount by reason of the application of Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code").

     1.2 Plan Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of TBC (the "Committee"). The Committee, in its sole discretion, shall determine all matters relating to Plan benefits and to the computation and payment thereof.

     1.3 Applicable Laws. The Plan will be construed and administered in accordance with the laws of the State of Tennessee to the extent that such laws are not preempted by the laws of the United States of America.

     1.4 Gender and Number. For simplicity of expression and where appropriate to the context, a reference to one gender shall be deemed to include the other. Also, words in the singular shall include the plural, and words in the plural shall include the singular.


SECTION 2 - PARTICIPATION

     2.1 Eligibility to Participate. Effective as of any date selected by it, the committee may designate any employee who has met the requirements for participation in the Retirement Plan to be a Participant in this Plan.

     2.2 Participation not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of TBC nor give any person any right or claim to any benefit under the terms of the Plan unless such right or claim has specifically accrued under the terms of the Plan.


SECTION 3 - AMOUNT OF SUPPLEMENTAL BENEFIT

     3.1 Benefit. Each Participant's Supplemental Benefit as at any date is an amount that (when expressed as a single life annuity) is equal to:

          (a) the Participant's Accrued Benefit in the Retirement Plan, determined in accordance with the provisions of the Retirement Plan as in effect on that date, but using the definition of "Compensation" set forth below in lieu of the definition of Compensation in the Retirement Plan and, assuming, for purposes of this computation, that Sections 415 and 401(a)(17) of the Code had not been enacted;

          REDUCED BY

          (b) the Participant's Accrued Benefit in the Retirement Plan actually payable to him under the terms of the Retirement Plan as in effect on that date.


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     3.2  Definition of Compensation. For purposes of calculating a
Participant's Supplemental Benefit, the term "Compensation" means the aggregate of his compensation by way of salary, incentive compensation, compensation deferred pursuant to an agreement between TBC and the Participant, compensation subject to income tax which has been deferred by virtue of a plan or arrangement made by TBC or the Participant, grants of restricted stock and grants of stock options (to the extent of any excess of market value over option price on the date of grant) without reduction, in the case of restricted stock and stock options, by reason of any restrictions or limitations upon the availability or exercisability thereof.

     3.3 Floor Benefit. Notwithstanding the above, the amount calculated in subsection 3.1(a) above shall not be less than the Participant's "Floor Benefit". The Participant's Floor Benefit is determined as follows:

          (a) If a Participant has completed at least 25 "Years of Service" (Vesting or Credited Service as defined in the Retirement Plan or as provided in any agreement between the Participant and TBC), the Participant's Floor Benefit shall be an amount (expressed as a single life annuity) equal to 60% of the average of the three (3) highest consecutive calendar years of the Participant's Compensation (as defined above) within the last ten (10) completed calendar years during which the Participant received any Compensation, assuming for purposes of this computation that Sections 415 and 401(a)(17) of the Code had not been enacted.

          (b) If a Participant has not completed at least 25 years of service, the Participant's Floor Benefit shall be the result derived by multiplying the amount determined in subsection 3.3(a), above, by a fraction (not to exceed 1), the numerator of which is the Participant's years of service and the denominator of which is 25.

          (c) Notwithstanding subsection 3.3(b), above, if a Participant terminates employment with TBC by reason of becoming totally and permanently disabled (as defined in the Retirement Plan), the amount of the Participant's Floor Benefit shall be the benefit described in subsection 3.3(a), above, multiplied by a fraction (not to exceed 1), the numerator of which is the years of service the Participant would have had if he had continued to be employed by TBC until his Normal Retirement Date and the denominator of which is 25.

          (d) Notwithstanding subsections 3.3 (a), (b) or (c), above, if a Participant begins to receive payment of his benefits under this Plan before his Normal Retirement Date, the Participant's Floor Benefit shall be the amount determined under subsections 3.3 (a), (b) or (c), above, multiplied by the applicable Early Retirement Factor in the table, below.

                                   EARLY RETIREMENT FACTORS

               Age When         Early           Age When            Early
               Benefits      Retirement         Benefits          Retirement
                Start          Factor             Start             Factor

                 55             .500               60               .750

                 56             .550               61               .800

                 57             .600               62               .850

                 58             .650               63               .900

                 59             .700               64               .950


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          (e) Notwithstanding any other provision of the Plan, the Floor Benefit of a Participant in the Plan on July 25, 1996 (the "Effective Date") shall be (a) the greater of his Floor Benefit, calculated in accordance with the terms of the Plan immediately before the Effective Date and assuming that the Participant terminated employment with TBC on the Effective Date, and
     (b) his Floor Benefit calculated in accordance with the terms of the Plan immediately after the Effective Date.

     3.4 Vesting. Notwithstanding any other provision of the Plan, if an individual who becomes a Participant in the Plan after January 1, 1997 subsequently terminates employment with TBC for any reason before he is credited with at least 5 Years of Service, the Participant shall forfeit his entire Supplemental Benefit under the Plan.

SECTION 4 - FORM AND TIME OF SUPPLEMENTAL BENEFIT PAYMENT

     4.1  Form and Timing of Supplemental Benefit Payment.

          (a) Unless an alternative form of payment is selected by the Participant pursuant to Section 4.2, the Participant's Supplemental Benefit will be paid in the form of a "ten year certain annuity". A "ten year certain annuity" is an annuity, payable in equal monthly payments over the lifetime of the Participant and, if the Participant dies before the expiration of the ten year period, continued payments to the Participant's designated beneficiary during the remainder of the specified period certain.

          (b) Unless an election is made by the Participant pursuant to Section 4.2, the Supplemental Benefit shall commence to be paid within 90 days after the date on which the Participant ceases employment with TBC.

          (c) The conversion of the Supplemental Benefit into substantially equal monthly payments over a period of ten years or an alternative method of payment shall be made based on the same actuarial and present value assumptions used for purposes of the Retirement Plan.

     4.2  Alternative Manner and Time of Benefit Payment.

          (a) In lieu of the form of payment described in Subsection 4.1(a) or the timing of payment described in Subsection 4.1(b), the Participant may elect to receive the Supplemental Benefit in any other form of payment provided in the Retirement Plan and at any time such Participant is entitled to payment of his benefits from the Retirement Plan.

          (b) To be effective, an election pursuant to this Section 4.2 must be made at least 24 months prior to date on which the Participant terminates employment with TBC. An election may be revised, but such revision must be made at least 24 months prior to date on which the Participant terminates employment with TBC. Also, the Participant may request that the Compensation Committee, in its absolute discretion, waive the 24 month requirement described in this Subsection 4.2(b).

          (c) Except as provided in the following sentence, the conversion of the Supplemental Benefit into a qualified joint and survivor annuity, a life annuity or an alternative method of payment shall be made based on the same actuarial and present value assumptions used for purposes of the Retirement Plan. When the Retirement Plan is amended to determine lump sum payments by using the mortality table described in Section 417(e)(3)(A)(ii)(I) of the Code and the annual rate of interest on 30-year Treasury securities, as described in Code Section 417(e)(3)(A)(ii)(II) (commonly known as the "GATT" revisions), lump sum payments under this Plan will be calculated on the basis of the same actuarial and present value assumptions used for purposes of the Retirement Plan or, if a larger lump sum payment results, on the basis of the actuarial and present value assumptions used for purposes of the Retirement Plan immediately before such amendment.


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     4.3  Payment to Incapacitated Persons. Notwithstanding any other provision of the Plan, if the Committee determines that a Participant or other person entitled to a Supplemental Benefit under the Plan is physically, mentally or legally incapacitated and unable to manage his financial affairs, the Committee may, until claim is made by a conservator or other person legally charged with the care of his person or of his estate, make payment for the individual's benefit to one or more persons or institutions which, in the Committee's judgment, are maintaining or have custody of the person entitled to payment from the Plan. Any payment made in accordance with this subsection shall fully acquit and discharge the Committee and TBC from all further liability on account thereof.

     4.4 Non-Transferability. The interests of Participants and other persons in a Supplemental Benefit under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

     4.5 Death. If the Participant terminates employment with TBC due to his death and has been credited with at least 5 Years of Service, in lieu of paying a Supplemental Benefit to the Participant, TBC shall pay an amount equal to the Participant's Supplemental Benefit to the Participant's designated beneficiary or estate in a single, lump sum payment within 90 days after the Participant's death.

     4.6 Beneficiary. The Participant shall file with TBC a notice in writing designating one or more beneficiaries to whom payments are to be made upon the Participant's death. The Participant shall have the right to change the beneficiary or beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by TBC. In the event the Participant fails to deliver such a written designation of beneficiary, then any such payments shall be made to the Participant's estate.


SECTION 5 - FINANCING PLAN BENEFITS

     The Plan shall be unfunded, and all Supplemental Benefit payments shall be made from the general assets of TBC.


SECTION 6 - AMENDMENT AND TERMINATION

     While the Committee expects and intends to continue the Plan, it must necessarily reserve, and reserves, the right to amend the Plan from time to time and to terminate the Plan in its entirety. Notwithstanding the foregoing, in no event will any amendment to, or the termination of, the Plan reduce the amount of the Supplemental Benefit that a Participant would have received had he terminated his employment with TBC on the date of the amendment.




Dated: August 1, 1997                    /s/ Louis S. DiPasqua
                                         ---------------------------------------
                                         Louis S. DiPasqua, President and C.E.O.




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